Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 21, 2006 accompanying the consolidated financial statements of Spire Corporation and subsidiaries included in the Annual Report on Form 10-KSB for the year ended December 31, 2005, which are incorporated by reference in this Registration Statement on Form S-3.  We consent to the incorporation by reference in this Registration Statement on Form S-3 of the aforementioned report and to the use of our name under the caption “Experts.”

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

May 2, 2006